          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                Three Months                Six Months
                                                                    Ended                      Ended
                                                                   June 30                    June 30
                                                             ------------------         ------------------
                                                              1995        1996           1995        1996
                                                              ----        ----           ----        ----
                                                                    (In thousands, except per share)
Primary:
Average shares outstanding                                   $4,680       6,723          4,665       6,339
Net effect of dilutive stock options and warrants -
based on the treasury stock method using average market
price                                                           775         381            729         387
                                                             ------------------         ------------------
Total                                                         5,455       7,104          5,395       6,726
                                                             ==================         ==================
Net income                                                   $  550      $1,226         $1,347      $2,142
Add interest savings, net of Federal income tax effect,
from assumed debt repayment                                      25           -             99           -
                                                             ------------------         ------------------
Total                                                        $  575      $1,226         $1,446      $2,142
                                                             ==================         ==================
Per share amount                                             $  .11      $  .17         $  .27      $  .32
                                                             ==================         ==================

Fully diluted:
Average shares outstanding                                    4,680       6,723          4,665       6,339
Net effect of dilutive stock options and warrants -
based on the modified treasury stock method using the
greater of average market price or ending market price          775         388            729         391
                                                             ------------------         ------------------
Total                                                         5,455       7,111          5,395       6,730
                                                             ==================         ==================
Net income                                                     $550      $1,226         $1,347      $2,142
Add interest savings, net of Federal income tax effect,
from assumed debt repayment                                      18           -             27           -
                                                             ------------------         ------------------
Total                                                        $  567      $1,226         $1,374      $2,142
                                                             ==================         ==================
Per share amount                                             $  .10      $  .17         $  .25      $  .32
                                                             ==================         ==================


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